Orion Group Holdings, Inc. Announces Appointment of Two New Directors; Retirement of Director

HOUSTON, December 18, 2018 Orion Group Holdings, Inc. (NYSE: ORN) (the "Company") a leading specialty construction company, today announced the appointment of Mary Sullivan and Michael Caliel to the Board of Directors, as well as the retirement of Gene Stoever as a board member.

The Board’s appointment of Ms. Sullivan and Mr. Caliel to the Board of Directors will be effective January 1, 2019. Their initial terms will expire at the 2019 annual meeting of stockholders, at which time the Board will propose Ms. Sullivan for re-election as a Class III Director to serve until the 2022 annual meeting of stockholders, and will propose Mr. Caliel for re-election as a Class II Director to serve until the 2021 annual meeting of stockholders. In addition, Gene Stoever has announced his retirement from the Board effective December 31, 2018. Mr. Stoever has served as a member of the Company’s Board since 2007. With the appointment of Ms. Sullivan and Mr. Caliel and the retirement of Mr. Stoever, the Orion Group Holdings, Inc. Board will expand to seven Directors.

Richard Daerr, Orion’s Chairman of the Board of Directors, commented, “We are pleased to welcome Mary and Michael as new independent directors to Orion’s Board. We are confident they will provide valuable perspectives as we continue to execute our strategy to be a premier specialty construction company focused on providing solutions for our customers across the infrastructure, industrial, and building sectors, while maintaining a healthy financial position and maximizing stakeholder value. We also want to thank Gene for his years of service to Orion and his many valuable contributions, and wish him all the best in his retirement.”

About Mary Sullivan

Ms. Sullivan currently serves as CFO for Susser Holdings II, LP. From 2000 to 2015, Ms. Sullivan worked for Susser Holdings Corporation (NYSE: SUSS), a company engaged in convenience store and fuel distribution operations, as Vice President of Finance and as Executive Vice President, Treasurer and Chief Financial Officer. From 2012 to 2015, Ms. Sullivan also served as Executive Vice President, Treasurer and Chief Financial Officer of Susser Holdings’ subsidiary, Susser Petroleum Partners (NYSE: SUSP/SUN). From 1999 to 2000, Ms. Sullivan served as Director of Finance for the City of Corpus Christi. Prior to this, Ms. Sullivan served as Controller of Elementis Chromium, LP, a chrome chemical manufacturer, from 1993 to 1999. From 1979 to 1992, Ms. Sullivan served in accounting positions and as Treasurer for Central Power and Light Company. Ms. Sullivan also has been a director of Affiliated Bank, a privately-owned community bank, since 2018. Ms. Sullivan is a Certified Public Accountant, a Certified Management Accountant, a Chartered Financial Analyst and a Chartered Global Management Accountant.

About Michael Caliel

Mr. Caliel served as President and Chief Executive Officer for Layne Christensen Company (NASDAQ: LAYN) from 2015 to 2018, where he also served as a member of the Board of Directors. Prior to this, from 2011 to 2014, Mr. Caliel served as President and Chief Executive Officer of Invensys Operations Management, a Division of Invensys PLC and from 2006 to 2011, he served as President, Chief Executive Officer and Director of Integrated Electrical Services, Inc. From 1993 to 2006, Mr. Caliel held various positions at Invensys, Inc. including President, Americas; President, North America and Europe, Middle East and Africa; and President, Invensys Process Systems. Prior to this, from 1991 to 1993 Mr. Caliel was Director of Marketing, Hydrocarbon Processing Industries for Honeywell, Inc. and from 1981 to 1991 he held a number of positions of increasing responsibility at Asea Brown Boveri (ABB), Inc.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services. Its concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future. Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company’s Annual Report on Form 10-K, filed on March 13, 2018, which is available on its website at www.oriongroupholdingsinc.com or at the SEC’s website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Orion Group Holdings Inc.
Shane Martin, Investor Relations Manager
(972) 850-2001